Exhibit 10.3

CYNOSURE, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of December, 2008 (the “Effective Date”) by and between Cynosure, Inc., a Delaware corporation (the “Company”) and Douglas J. Delaney (“Executive”).

BACKGROUND

A.	The Company desires to retain the services of Executive as Executive Vice President, Sales of the Company from the date of this Agreement (the “Effective Date”). The Company also desires to continue to provide employment security to Executive, thereby inducing Executive to continue employment with the Company and enhancing Executive’s ability to perform effectively.

B.	Executive is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	Employment. Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.	Duties.

2.1	Position. Executive will continue to occupy the position of Executive Vice President, Sales of the Company. Executive will report directly to the Chief Executive Officer of the Company and shall exercise such powers, duties, and responsibilities as are customarily carried out by the executive vice president, sales of a company.

2.2	Best Effort/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interests of Company at all times, Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies Company in advance of Executive’s intent to engage in other paid work and receives Company’s express written consent to do so.

2.3	Work Location. Executive’s principal place of work shall be located in Westford, Massachusetts or such other location as the parties may agree upon from time to time.

3.	Term. This Agreement shall be for an initial term of three (3) years commencing on the date of this Agreement. This Agreement will be automatically renewed for additional periods of two (2) years each (each an “extended term”) unless either party gives written notice of termination to the other party no later than twelve (12) months prior to the end of the initial term or any extended term. Notwithstanding anything contained herein to the contrary, the term of this Agreement may be earlier terminated as provided in Section 7 of this Agreement, provided that in the event that the Company gives such written notice of termination to Executive no later than twelve (12) months prior to the end of the initial term or any extended term, then during the remaining period of such term, Executive shall have the right to expend a commercially reasonable amount of his business time and attention to interviewing with potential employers or co-venturers and to preparing to transition to other employment or to another remunerative position and such expenditure of time and attention shall not be a violation of any of Executive’s agreements or undertakings under this Agreement.

4.	Compensation.

4.1	Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive for calendar year 2008 an annual base salary of $240,000 per year. The annual base salary shall be subject to annual review and adjustment by the Board of Directors, but in no event shall the Company pay Executive an annual base salary for calendar year 2009 or any subsequent year during the initial term or any extended term of this Agreement at an annual rate that is less than one hundred five percent (105%) of the annual base salary in effect for the immediately preceding year during the term of this Agreement. The annual base salary in effect from time to time shall be referred to in this Agreement as the “Base Salary”. The Base Salary shall be payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deduction. In the event Executive’s employment under this Agreement is terminated by either party for any reason, then, in addition to any additional compensation to which Executive may be entitled under this Agreement, Executive will earn the Base Salary then in effect, accrued bonus and fringe benefits prorated to the date of termination.

4.2

Incentive Compensation. Prior to the commencement of each calendar year during the term of this Agreement, the Board of Directors and Executive shall set target performance goals for Executive for the following calendar year (“Target Commission Bonus”). For 2008, the Target Commission Bonus is $270,000, the final amount to be determined by the

Board of Directors of the Company based on the performance goals established by the Board of Directors in November, 2007. The final determination of whether and to what extent Executive has achieved the Target Commission Bonus for any fiscal year shall be determined by the Board of Directors. The Target Commission Bonus will be paid to Executive not later than the earlier of (i) three (3) business days after issuance of the Company’s auditors’ signed annual audit report with respect the fiscal year to which the Target Commission Bonus relates, or (ii) the 15th day of the third month following the end of the Company’s tax year to which the Target Commission Bonus relates.

5.	Executive Fringe Benefits and Others.

5.1	Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of the Company, including but not limited to medical, dental and life insurance and participation in the Company’s Section 401k plan, subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

5.2	Vacation. Executive shall be entitled to twenty five (25) vacation days per year and otherwise in accordance with the Company’s employment policies and procedures applicable to all employees of the Company, including executives, as such policies and practices are from time to time in effect; provided, however, that Executive shall be allowed to carry over unused accrued vacation from one accrual period to another. The Company shall pay Executive for any accrued but unused vacation within thirty (30) days from the termination of Executive’s employment with the Company.

6.	Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred by Executive in the performance of Executive’s duties on behalf of Company and in compliance with the Company’s travel and expense reimbursement policies and applicable regulations of the U.S. Internal Revenue Service. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.	Termination of Executive’s Employment. The employment of Executive pursuant to this Agreement shall terminate upon the occurrence of any of the following:

7.1	Upon expiration of the term of this Agreement as provided in Section 3 of this Agreement.

7.2	For Cause, upon written notice by the Company to Executive. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence or willful misconduct on the part of Executive with respect to Executive’s obligations to the Company or otherwise relating to the business of Company, in each case as determined in good faith by the Company; (b) Executive’s material breach of this Agreement or the Company’s Executive Innovations. and Proprietary Rights Agreement; (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude fiduciary duty in connection with the performance of his obligations to the Company; (d) Executive’s willful neglect of duties as determined in the good faith by Company; (e) Executive’s failure to perform the essential functions of Executive’s position, with reasonable accommodation, due to a mental or physical disability; or (f) Executive’s knowingly withholding material information (in his area of responsibility) from the Board of Directors. In each instance where Cause is alleged to have occurred (other than pursuant to clause (c) of this subsection (a)), Executive shall have been given no less than two (2) written notices by the Board of Directors describing the specific nature of the allegations against him and shall have been afforded a reasonable opportunity and reasonable time to cure such failure to perform his duties. For purposes of this subsection 7.2, no act or failure to act by Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

7.3	For Good Reason, upon written notice from the Executive to the Company. For purposes of this Agreement, “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (g) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the date of termination specified in any notice of termination given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first such event or circumstance constituting Good Reason).

(a)	the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities;

(b)	a reduction in the Executive’s annual base salary as in effect on the Effective Date or as the same was or may be increased thereafter from time to time;

(c)	the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Effective Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the Effective Date (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;

(d)	a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence immediately prior to the Effective Date and (ii) more than 30 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Effective Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(e)	the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 12 of this Agreement;

(f)	any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness or any Disability (as defined in Section 7.5 below).

7.4	Upon Executive’s termination of his employment on his own initiative other than for Good Reason.

7.5	Executive’s death, disability or other incapacity resulting in his inability to perform his duties hereunder. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to substantially perform the duties required of him pursuant to the provisions of this Agreement due to any physical or mental disability for a period of 60 consecutive days or 90 days in any 12 consecutive months.

8.

Termination without Cause or Following a Change in Control or Resignation for Good Reason. Upon (i) the termination of the Executive by the Company without Cause, or (ii) upon the resignation by the Executive for Good Reason, or (iii) upon the termination of the Executive’s employment, either by the Company or Executive, within eighteen (18) months following a Change in Control (as defined in Section 9 below), the Company will continue to pay to the Executive (or, if applicable, to the Executive’s estate) his Base Salary and other compensation and benefits provided for or referred to in this Agreement, for twenty-four (24) months following such termination or resignation (subject to the provisions of Sections 17 and 18 to the extent applicable), with any partial month being prorated appropriately. In addition, the Company will pay to Executive (subject to the provisions of Sections 17 and 18 to the extent applicable) (a) on or before the tenth day following the effective date of his termination or resignation an amount equal to the full amount of his Target Commission Bonus for the calendar year in which such termination or resignation occurs, and (b) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, an amount equal to one hundred and ten (110%) percent of the Target Commission Bonus paid to Executive for the preceding calendar year. The Target Commission Bonus shall be calculated as provided in Section 4.2 of this Agreement. The period during which the Company continues to pay the Executive after such termination or resignation is hereby referred to as the “Severance Period”. In addition, upon such termination or resignation, (i) all stock options or other stock rights granted (or to be granted) to the Executive under the Company’s 2004 Stock Option Plan or any successor equity incentive plan adopted by the Company during the term of this Agreement shall immediately vest and shall become exercisable in full (or, if applicable, all restrictions applicable to any stock rights shall lapse immediately), ii) (ii) any accrued but unused vacation shall be paid immediately (subject to the provisions of Sections 17 and 18 to the extent applicable at the time of such termination or resignation), and (iv) effective for the Severance Period, the Company shall pay the full cost of the premiums for continuation of the Executive’s group health plan benefits pursuant to the law known as COBRA at the same coverage level (and for family coverage) that Executive maintained at the time of termination of employment, provided that this shall not require continuation of any such premium payments if the Executive becomes ineligible for COBRA continuation under the terms of COBRA before the end of the Severance Period. Notwithstanding the foregoing, the Company shall not be obligated to provide any pay or benefits pursuant to this Section 8 unless, during the 30-day period following termination of employment, the Executive agrees to a release of legal claims in a reasonable form proposed by the Company upon or following a termination without Cause or a Change in Control or a Resignation for Good Reason. No payments will be made under this Section 8 until the 37th day following termination of employment, regardless of when the Executive signs the required release.

9.	Change in Control. For purposes of this Agreement, “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)	the acquisition by an individual, entity or group other than El.En. S.p.A. (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the company or(iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 9; or

(b)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

10.

Voluntary Resignation or Termination for Cause. If Executive terminates his employment with the Company on his own initiative (other than for Good Reason), or is terminated by the Company for “Cause” as described in Section 7(b), or his employment terminates under Section 7(e), this Agreement and his employment shall terminate without any further payments by the Company, including, without limitation, severance and/or COBRA premiums, but not including any accrued but unpaid salary and any accrued but unused vacation (including without limitation any vacation that has previously been carried over pursuant to Section 5.2 of this Agreement), all of which shall be immediately paid in full, and all stock options and other stock rights heretofore or herein granted to Executive shall cease vesting as of the date of termination in accordance with the provisions of the applicable stock option or other agreement. Notwithstanding the foregoing, payment of any accrued but unused vacation shall be subject to the provisions of Sections 17 and 18, if applicable at the time of such termination.

11.	Confidentiality; Non-Competition. Executive acknowledges that his employment by the Company brings him into close contact with many confidential affairs of the Company, including information about strategies, costs, profits, markets, sales, key personnel, pricing policies, operational methods and other business affairs, methods and information, including plans for future developments, not readily available to the public and that he will be privy to confidential technical information about the Company’s products and future product plans. In recognition of the foregoing, and in consideration of the compensation payable to Executive pursuant to this Agreement, Executive covenants and agrees that:

(a)	He will not, prior to the twelve (12) month anniversary of termination of his employment for any reason, directly or indirectly, for his own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner or shareholder, or in any other capacity:

(i) Engage in a Competitive Business. For purposes of this Agreement, a “Competitive Business” means the field of light-based aesthetic and medical treatment systems.

(ii) Solicit or attempt to induce any executive of the Company to terminate his or her employment with the Company or any affiliate of the Company; or

(iii) Encourage, or assist any other person in encouraging, any customer or supplier of the Company or of any affiliate of the Company, to terminate or alter its relationship with the Company.

(b)	Executive acknowledges that the provisions of subsection (a) above are supported by adequate consideration.

(c)	Notwithstanding the provisions of subsection 11(a)(i), Executive may own a beneficial interest in any Competitive Business provided that such investment constitutes not more than one percent (1%) of the outstanding capital stock of the Competitive Business.

(d)	Executive agrees that the duration and geographic scope of the non-competition and non-solicitation provisions set forth in this Agreement are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that this Agreement is to that extent unenforceable, the parties agree that this Agreement shall remain in full force and effect for the greatest time period and the greatest area that would not render it unenforceable.

(e)	Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 11 will be inadequate, and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

(f)	This Section 11 shall survive termination of this Agreement for any reason, provided, however, that the provisions of subsection (a)(i) of this Section 11 shall not apply to Executive in the event he is terminated without Cause, resigns for Good Reason or is terminated pursuant to the provisions of Section 7.3(e) of this Agreement.

12.	Successors.

12.1	Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.2	Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

13.

Governing Law and Severability. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible. Executive may not assign any of his rights or obligations under this Agreement.

14.	Termination of Previous Employment Agreements: Entire Agreement. Effective as of the date of this Agreement, all prior employment agreements shall be terminated and have no further force or effect. This Agreement constitutes the entire employment agreement between Executive and the Company concerning the subject matter hereof and supersedes any prior negotiations, understandings or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of the Company and Executive.

15.	Agreement Binding. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, and any successor (whether directly or indirectly by purchase, merger, consolidation, reorganization or otherwise) of the Company.

16.	Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing, and sent to the party for whom (or which) it is intended at the address of such parties set forth below by registered or certified mail return receipt requested or at such other address either party shall designate by notice to the other in the manner provided herein for giving notice.

If to the Company:	Mr. Thomas Robinson
Chairman of the Compensation Committee
c/o Spencer Stuart, Inc.
21 Custom House Street
8th Floor
Boston, Massachusetts 02110

If to the Executive:	Mr. Douglas J. Delaney
331 Kinsington Drive
Ridgewood, New Jersey 07450

17.	Section 409A Compliance.

(a)	Subject to this Section 17, payments or benefits under Sections 8 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 8, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Section 8 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).

Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the “separation from service” of Executive from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 8.

(iii) If, as of the date of the “separation from service” of Executive from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the payments and benefits due under Section 8 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(2) Each installment of the payments and benefits due under Section 8 that is not described in Section 16(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b)	The determination of whether and when a separation from service of Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 17(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)	All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

18.	Section 280G Gross-Up. Notwithstanding any provisions in the Company’s 2004 Stock Option Plan, the following provisions shall apply with respect to Executive with respect to Section 280G of the Code and not the provisions of the Company’s 2004 Stock Option Plan.

(a)

In the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall, within thirty (30) days after each date on which Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to such Change in Ownership or Control, determine and notify Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the “Excise Tax”) payable pursuant to Section 4999 of the Code, by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to Executive with respect to such Contingent Compensation Payment. Within thirty (30) days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation

Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. The amount and characterization of any item in the Executive Response shall be final; provided, however, that in the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. Within ninety (90) days after the due date of each Contingent Compensation Payment to Executive, the Company shall pay to Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this Section 18(a).

(b)	For purposes of this Section 18, the following terms shall have the following respective meanings:

(i)	“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)	“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iii)	“Gross-Up Payment” shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable employment taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

19.	Acknowledgement. Executive represents and warrants that he has read this Agreement, that he has signed it voluntarily and with a full understanding of its terms, and that he has had sufficient opportunity to consider this letter before signing it. Executive further acknowledges that he has been represented and advised by counsel of his choice in connection with the review and execution of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement (which may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument) as of the date and year first above written.

CYNOSURE, INC.

By:	/s/ Thomas H. Robinson
Thomas H. Robinson
Chairman of the Compensation Committee

EXECUTIVE:

/s/ Douglas J. Delaney
Douglas J. Delaney

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